Exhibit (a)(5)(iii)

DIRTT Announces Results of its Substantial Issuer Bid and Tender Offer

CALGARY, Alberta, March 25, 2024 (GLOBE NEWSWIRE) — DIRTT Environmental Solutions Ltd. (“DIRTT” or the “Company”) (TSX: DRT; OTC: DRTTF), a leader in industrialized construction, announced today the results of its substantial issuer bid and tender offer commenced on February 15, 2024, as varied on March 5, 2024 (as amended, the “Offer”) to repurchase for cancellation: (i) up to C$6,000,000 principal amount of its issued and outstanding 6.00% convertible unsecured subordinated debentures due January 31, 2026 (the “January Debentures”) (CUSIP: 25490HAA4) at a purchase price of C$720 per C$1,000 principal amount of January Debentures; and (ii) up to C$9,000,000 principal amount of its issued and outstanding 6.25% convertible unsecured subordinated debentures due December 31, 2026 (the “December Debentures”, and, collectively with the January Debentures, the “Debentures”) (CUSIP: 25490HAB2) at a purchase price of C$600 per C$1,000 principal amount of December Debentures (or such larger principal amount of Debentures as the Company, in its sole discretion, may determine it is willing to take up and pay for, subject to applicable law).

The Offer expired on March 22, 2024 at 5:00 p.m. (Toronto Time). Based on the final report provided by the depositary for the Offer, C$4,693,000 aggregate principal amount of January Debentures and C$5,775,000 aggregate principal amount of December Debentures were validly deposited and not withdrawn at the expiration of the Offer, representing approximately 11.66% of the January Debentures and 16.50% of the December Debentures issued and outstanding. The Company will take up all of the Debentures tendered pursuant to the Offer for aggregate consideration of approximately C$6,843,960 (excluding all accrued and unpaid interest).

The aggregate purchase price for the January Debentures validly deposited under the Offer will be approximately C$3,418,304.05 and the aggregate purchase price for the December Debentures validly deposited under the Offer will be approximately C$3,546,087.33. Such aggregate purchase prices include all accrued and unpaid interest on such Debentures up to, but excluding, March 22, 2024, the date the Debentures were taken up by the Company pursuant to the Offer (net of any applicable withholding taxes).

Payment of the purchase price for the Debentures validly deposited and accepted for purchase will be made to the Depositary in accordance with the terms of the Offer and applicable law on or around March 25, 2024. Following the purchase and cancellation of the Debentures validly deposited and taken-up under the Offer, the Company will have C$35,557,000 principal amount of January Debentures and C$29,225,000 principal amount of December Debentures issued and outstanding.

The full details of the Offer are described in the offer to purchase and issuer bid circular dated February 15, 2024, the notice of variation dated March 5, 2024, the notice of guaranteed delivery, letter of transmittal, as amended, the Tender Offer Statement on Schedule TO, as amended, and other related documents. Copies of these documents are available on SEDAR+ at www.sedarplus.ca and EDGAR at www.sec.gov. This press release is neither an offer to purchase nor a solicitation of an offer to sell any Debentures.

ABOUT DIRTT

DIRTT is a leader in industrialized construction. DIRTT’s system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the workplace, healthcare, education, and public sector markets, DIRTT’s system provides total design freedom, and greater certainty in cost, schedule, and outcomes. DIRTT’s interior construction solutions are designed to be highly flexible and adaptable, enabling organizations to easily reconfigure their spaces as their needs evolve. Headquartered in Calgary, AB Canada, DIRTT trades on the Toronto Stock Exchange under the symbol “DRT”.

FOR FURTHER INFORMATION, PLEASE CONTACT

DIRTT Investor Relations at ir@dirtt.com

FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release are “forward-looking statements” and “forward-looking information” within the meaning of applicable Canadian securities laws. All statements other than statements of historical fact included in this news release are forward-looking statements. When used in this news release, the words “anticipate,” “expect,” “intend,” “may,” “will,” “should,” “would,” “could,” “can,” the negatives thereof, variations thereon and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. In particular and without limitation, this news release contains forward-looking information pertaining to the take-up and payment for Debentures validly deposited under the Offer, and not withdrawn, and the principal amount thereof, the aggregate consideration to be paid for Debentures taken-up under the Offer and the timing thereof, and the principal amount of Debentures outstanding after the cancellation of Debentures taken-up under the Offer.

Forward-looking statements are based on certain estimates, beliefs, expectations, and assumptions made in light of management’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors that may be appropriate. Forward-looking statements necessarily involve unknown risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed or implied in such statements. Due to the risks, uncertainties, and assumptions inherent in forward-looking information, you should not place undue reliance on forward-looking statements. Factors that could have a material adverse effect on our business, financial condition, results of operations and growth prospects include, but are not limited to, risks described under the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC and applicable securities commissions or similar regulatory authorities in Canada on February 21, 2024. Our past results of operations are not necessarily indicative of our future results. You should not rely on any forward-looking statements, which represent our beliefs, assumptions and estimates only as of the dates on which they were made, as predictions of future events. We undertake no obligation to update these forward-looking statements, even though circumstances may change in the future, except as required under applicable securities laws. We qualify all of our forward-looking statements by these cautionary statements.